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                                                                   EXHIBIT 23.1

TANNER + CO.
Certified Public Accountants
675 East 500 South, Suite 640
Salt Lake City, Utah 84102


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, and in the Prospectus constituting a part thereof, of our report dated February 6, 1996, relating to the consolidated financial statements of Commodore Environmental Services, Inc. (the "Company") for the year ended December 31, 1995, which appears on page F-1A of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and to the reference of our firm under the caption "Experts" in the Prospectus.


/s/ Tanner + Co.
----------------
Tanner + Co.



Salt Lake City, Utah
December 5, 1997